Exhibit 4.1

DATE OF ISSUE | CERTIFICATE NUMBER | RUN/TFR. NO. | REGISTER | NUMBER OF SHARE(S)

360数科
360 DIGITECH

360 DigiTech, Inc.

(Incorporated in the Cayman Islands with limited liability)

SHARE CERTIFICATE
HONG KONG SHARE REGISTER

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF FULLY PAID ORDINARY SHARE(S) OF NOMINAL VALUE US$0.00001 PER SHARE IN THE SHARE CAPITAL OF 360 DIGITECH, INC. (THE "COMPANY") AS DETAILED BELOW SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY.

CODE:

NUMBER OF SHARE(S):

GIVEN UNDER THE SECURITIES SEAL OF THE COMPANY ON THE DATE OF ISSUE STATED ABOVE.

DIRECTOR

NO TRANSFER OF THE WHOLE OR ANY PORTION OF THE ABOVE SHARE(S) CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS SHARE CERTIFICATE.
HONG KONG SHARE REGISTRAR: COMPUTERSHARE HONG KONG INVESTOR SERVICES LIMITED, SHOPS 1712-1716, 17TH FLOOR, HOPEWELL CENTRE, 183 QUEEN'S ROAD EAST, WANCHAI, HONG KONG.

Computershare V1.1